UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 5, 2008

GP Strategies Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7234	13-1926739
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6095 Marshalee Drive, Suite 300, Elkridge, MD		21075
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 379-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

General Physics Corporation, a Delaware corporation (“GP”), the operating subsidiary of GP Strategies Corporation, a Delaware corporation (“GP Strategies”), entered into a Second Amended and Restated Financing and Security Agreement with Wachovia Bank, N.A. which extends GP’s credit facility through October 31, 2010 and increases the maximum principal amount that can be borrowed from $25 million to $35 million. The interest rate on the facility is LIBOR plus a range of 1.0% to 2.25% depending on GP’s financial performance. The amended credit facility continues to be secured by assets of GP and guaranteed by GP Strategies Corporation. Borrowings from the facility can be used to fund working capital, capital expenditures and other general corporate purposes including acquisitions and share repurchases, as authorized by the lender. A copy of the Second Amended and Restated Financing and Security Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 8.01                                             Other Events

On November 6, 2008, GP Strategies issued a press release announcing the increased $35 million credit facility and board approval of additional share repurchases under its buyback program. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

(d) Exhibits

10.1                                                                          Second Amended and Restated Financing and Security Agreement, dated November 5, 2008, by and between General Physics Corporation as Borrower and Wachovia Bank, National Association, as Lender.

99.1                                                                          Press release dated November 6, 2008, “GP Strategies Announces Increased $35 million Credit Facility and Board Approval of Additional Share Repurchases Under Buyback Program.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: November 7, 2008	/s/ Sharon Esposito-Mayer
Sharon Esposito-Mayer
Executive Vice President & Chief Financial Officer